Exhibit 21.1

Wholly Owned Subsidiaries of
Orgenesis Inc.

  Orgenesis Ltd., a company governed by the laws of Israel

  Orgenesis SPRL, a company governed by the laws of Belgium

  Orgenesis Maryland Inc., a company governed by the laws of the state of Maryland